Exhibit 10.1
SIXTH AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

SIXTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of December 16, 2008 (the “Agreement”) among Atlantic Express Transportation Group Inc., a New York corporation (“Group”), Atlantic Express Transportation Corp., a New York corporation (the “Company”), and Domenic Gatto (the “Executive”).

WHEREAS, the Executive is presently employed by the Company, a wholly owned subsidiary of Group, under a Fifth Amended and Restated Employment Agreement dated as of April 18, 2007, as amended (the “Prior Agreement”);

WHEREAS, in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury Regulations and other interpretive guidance promulgated thereunder (collectively, “Section 409A”), the Company, Group and the Executive desire to amend and restate the terms and provisions of the Prior Agreement to, among other things, set forth the terms of the Executive’s continued employment.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter set forth and for other good and valuable consideration, the Company, Group and the Executive hereby agree to amend and restate the Prior Agreement in its entirety, as follows:

1. EMPLOYMENT AND DUTIES

1.1. General. The Company hereby employs the Executive, and the Executive agrees to serve, as President and Chief Executive Officer of the Company and upon the Board of Directors of the Company (the “Board”) as Vice Chairman of the Board, upon the terms and conditions herein contained during the Employment Term.  In such capacities the Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the Board. The Executive also shall serve as a member of the Board of Directors of Group during the Employment Term.  During the Employment Term, the Executive also agrees to serve, if elected, at no compensation in addition to that provided for in this Agreement, in the position of officer of Group and of any subsidiary of Group or the Company. As long as the Executive remains either President or Chief Executive Officer, the Executive shall continue to occupy the same corner office which he has occupied during the Term of the Prior Agreement.

1.2. Exclusive Services. During the Employment Term, the Executive shall devote his full-time working hours to his duties hereunder and shall not, directly or indirectly, render services to any other person or organization for which he receives compensation without the unanimous consent of the Board or otherwise engage in activities which would interfere significantly with his faithful performance of his duties hereunder. Notwithstanding the foregoing, the Executive may serve as a managing member of Birdie Holding Company LLC and affiliates which own and operate the Eagle Oaks Golf Club, provided that such services shall not interfere with the performance of Executive’s duties hereunder.

1.3. Term of Employment. The Executive’s employment under this Agreement shall commence as of the date hereof (the “Commencement Date”) and shall terminate on the earliest of (i) December 31, 2009, subject to renewal in accordance with Section 1.4, (ii) the death of the Executive or (iii) the termination of the Executive’s employment pursuant to this Agreement (the “Employment Term”).

1.4.  Renewal of Employment Term.  Unless the Company has provided the Executive with a written notice at least seventy-five days prior to December 31, 2009 of its intent not to extend the Employment Term (the “Termination Notice”), the Employment Term shall be renewed and extended automatically for a further period of one year on January 1, 2010, and such extended term shall thereafter be further extended for successive one year periods unless a Termination Notice is given to the Executive at least seventy-five days prior to the next successive December 31.

2.    SALARY

2.1. Base Salary. From the Commencement Date, the Executive shall be entitled to receive a base salary (“Base Salary”) at a rate of $592,162 per annum, payable in arrears in equal installments in accordance with the Company’s payroll practices, with such increases as may be provided in accordance with the terms hereof. Once increased, such higher amount shall constitute the Executive’s annual Base Salary.

2.2.  Increase in Base Salary. On November 1 of each year during the Employment Term, the Executive’s Base Salary shall be increased by a percentage which shall equal the greater of 3% or the percentage increase in the consumer price index for the New York-Northern New Jersey-Long Island, NY-NJ-CT metropolitan area, as reported by the United States Department of Labor, for the 12-month period ended the immediately preceding October 31.

2.3.  Exit Bonus.  (a) Upon the occurrence of a Change of Control at any time during or after the termination of the Executive’s employment, the Company shall pay to the Executive a bonus (“Exit Bonus”) which shall be equal to the Fair Market Value (as of the date of such Change of Control) of 1.5% of all of the Company’s outstanding common stock (on a fully diluted basis) immediately preceding such Change of Control (such percentage being referred to herein as the “Base Amount”), provided the Base Amount shall be increased to 2.5% in the event that the transaction resulting in the Change of Control is based upon an aggregate Fair Market Value of all of the Company’s outstanding common stock (on a fully diluted basis) equal to or in excess of $50,000,000 and 3.0% in the event such Fair Market Value is equal to or exceeds $70,000,000; further, provided, the Exit Bonus to be paid to the Executive upon a Change of Control shall be reduced by an amount equal to (i) the Fair Market Value of all of the Company’s outstanding common stock as of the date of such Change of Control, multiplied by (ii) a fraction, the numerator of which shall be the aggregate number of Group Common Shares (as defined below) sold, transferred or otherwise disposed of by GSC Group (as defined below) prior to such Change of Control and the denominator of which shall be 107,593, multiplied by (iii) the applicable Base Amount as determined in accordance with this Section 2.3(a) as of the date of such Change of Control.  Except as provided in Section 2.3(b), the Exit Bonus shall be payable in the same form of consideration and at the same time as received by the shareholders of either Group or the Company upon such Change of Control.

(b) In the event the Company or Group during the Employment Term and prior to a Change of Control, shall adopt a stock option or restricted stock purchase or similar plan, the Executive within thirty (30) days following written notice of the adoption of such a plan, shall have the right, by delivery of written notice to the Company, to participate in such plan and to receive such number of shares or options, in substitution and in place of the Exit Bonus, as would be equivalent to the Base Amount as of the date of such participation in such plan by the Executive, provided that any such plan shall require that the timing of payments under such plan shall match the timing of the Exit Bonus payments that otherwise would have occurred, or shall contain such other or additional provisions as shall cause payments under the plan and this Section 2.3 to satisfy Section 409A.

(c)  (i) Subject to paragraph (ii), in the event prior to the occurrence of a Change of Control, GSCP II Holdings (AE), LLC or any of its affiliates (collectively, the “GSC Group”) sells, transfers or otherwise disposes of any of the shares (the “Group Common Shares”) of common stock of Group it beneficially owns as of the date hereof and excluding any shares of common stock of Group the GSC Group may acquire after the date hereof (a “Disposition Event”), the Executive shall be entitled to a portion of his Exit Bonus equal to (A) the Fair Market Value of all of the Company’s outstanding common (on a fully diluted basis) as of the date of such Disposition Event, multiplied by (B) a fraction, the numerator of which shall be the number of Group Common Shares sold, transferred or otherwise disposed of in such transaction and the denominator of which shall be 107,593, multiplied by (C) the applicable Base Amount as determined in accordance with Section 2.3(a) as of the date of such Disposition Event. Except as provided in Section 2.3(b) and paragraph (ii), the portion of the Exit Bonus payable upon a Disposition Event shall be payable in the same form of consideration and at the same time as received by the GSC Group upon such Disposition Event.

(ii) Subject to the Executive’s election to substitute the Exit Bonus as set forth in Section 2.3(b), the payment described in paragraph (i) shall be made in a lump sum in the same form of consideration as received, as applicable, by the GSC Group or by the shareholders of either Group or the Company (A) upon the closing of the Disposition Event if (x) such closing occurs within ten years of the date hereof and (y) such payment would be a “short-term” deferral within the meaning of Treas. Reg. Sec. 1.409A-1(b)(4), or otherwise (B) upon the happening of the next following Change in Control; provided that if it is not possible to pay such Exit Bonus in such same form, such Exit Bonus shall be paid in a cash lump sum.

2.4  Definitions.   (a) Change of Control shall mean (i) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Group or the Company to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); (ii) the liquidation or dissolution of Group or the Company or the adoption of a plan by the stockholders of Group or the Company relating to the dissolution or liquidation of either Group or the Company; or (iii) the acquisition by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except for by the GSC Group of beneficial ownership, directly or indirectly, of more than 50% of the aggregate ordinary voting power of Group or the Company; and

(b)           “Fair Market Value” of the Company’s common stock shall mean the value of the Company’s common stock as specified in accordance with any transaction resulting in a Change of Control or Disposition Event, as the case may be, or if no specific value is specified in such transaction, the value of the Company’s common stock as reasonably determined by the Board (provided, in the event the Executive disagrees with the value determined by the Board, as determined by a nationally recognized independent investment banking or accounting firm reasonably acceptable to the Company and the Executive), in either case without control premiums or minority discounts.

3.  EMPLOYEE BENEFITS

3.1. General Benefits. The Executive shall receive the following benefits during the Employment Term:

(a)  the Executive will be eligible to participate in benefit programs of the Company consistent with those benefit programs provided from time to time to other senior executives of the Company;

(b) a disability insurance policy providing $15,000 in monthly benefits commencing six months after a disability which prevents the Executive from performing the ordinary and necessary functions and duties of his employment; provided that the premium therefor shall not exceed the usual and customary rates charged by underwriters for such a policy for a person of the Executive’s age in good health.  At the option of the Executive and in the place of the disability policy, the Company shall pay the cash equivalent of the premium for such policy to the Executive to be used by the Executive to pay such premium;

(c) an automobile allowance of $2,150 per month;

(d) an annual life insurance premium allowance of $35,000, payable in two installments in June and February of each year of the Employment Term hereof;

(e) continued use of the same Company car and driver which the Executive is using as of the date of this Agreement; and

(f)  participation in any executive incentive plan which might be implemented by the Board during the Employment Term.

3.2. Vacation. The Executive shall be entitled to 25 days paid vacation each calendar year in accordance with the applicable policies of the Company.

4. TERMINATION OF EMPLOYMENT

4.1.           Termination for Cause; Termination Without Cause; Termination for Permanent Disability; Resignation.

4.1.1. General. (a) If, prior to the expiration of the Employment Term, the Executive’s employment is terminated by the Company for Cause, the Executive shall be entitled, subject to Section 10.2, only to (i) his accrued but unpaid Base Salary through and including the date of termination (“Accrued Base Salary”); (ii) the Exit Bonus payable in accordance with Section 2.3; (iii) twelve months of medical coverage under the same terms as medical coverage offered to other senior executives of the Company; and (iv) as severance, an amount equal to six months of his Base Salary payable in a lump sum on the date of such termination of employment, provided that, if such termination is for a Disloyalty Termination Event, the Executive shall have no right to receive, and the Company shall have no obligation to pay the payment described in clause (iv).

(b)  If the Executive is terminated by the Company Without Cause, the Executive terminates employment for Good Reason or upon the expiration of the Employment Term without renewal in accordance with Section 1.4, the Executive shall be entitled, subject to Section 4.5 and Section 10.2, only to (i) his Accrued Base Salary; (ii) his Base Salary from the day after the termination date through the normal expiration date of the Employment Term, payable in a lump sum upon termination; (iii) the benefits set forth under Section 3.1 of this Agreement during such term; provided, in the case of medical coverage, during such period or for a period of one year, which ever is longer; (iv) the Exit Bonus payable in accordance with Section 2.3; and (v) as severance, an amount equal to his annual Base Salary (the “Severance Payment”) payable in a lump sum on the 30th day following the date of such termination of employment.

(c)  If, prior to the expiration of the Employment Term, the Executive’s employment is terminated by the Company for Permanent Disability (as defined in Section 5), the Executive shall be entitled, subject to Section 4.5 and Section 10.2, only to (i) the payments and benefits as provided for in Section 4.1.1(a)(i), (ii) and (iii); (ii) the benefits set forth under Section 3.1 of this Agreement for a period of 12 months following the date of termination; and (iii) the Severance Payment payable in a lump sum on the 30th day following the date of such termination of employment .

(d)  If the Executive resigns from his employment hereunder without Good Reason, the Executive shall be entitled, subject to Section 10.2, only to (i) payment of his Accrued Base Salary, if any, payable in a lump sum not later than 30 days following the date of termination; and (ii) the Exit Bonus payable in accordance with Section 2.3.

(e)  In the event of termination hereunder as a result of death of the Executive, the Executive’s estate shall be entitled, subject to Section 10.2, to (i) the compensation provided for in Section 4.1.1(a)(i), (ii) and (iii); and (ii) the Severance Payment payable in a lump sum on within 30 days of the date of such termination of employment.

(f)  Except as otherwise provided herein, the Executive shall have no further right to receive any other compensation, or to participate in any other plan, arrangement, or benefit, after any termination or resignation of employment, subject to the terms of such plans or arrangements.

(g)  In the event of the termination of the Executive’s employment by the Company for any reason, the Company or Group shall, within 30 days of such termination of employment, (x) obtain releases that release the Executive from any guarantees made by the Executive in respect of obligations of Group, the Company or any of their respective subsidiaries (the “Guarantees”), if any such Guarantees are then in effect, or (y) provide letters of credit to the Executive in respect thereof, if any such Guarantees are then in effect.

4.1.2. Date of Termination/Resignation. The date of termination for a termination by the Company for Cause shall be the date of the written notice of termination provided for in Section 4.1.3. The date of termination for a Termination Without Cause shall be as provided in Section 4.1.4. The date of termination for a termination for Permanent Disability shall be as provided in Section 5. The date of resignation shall be the date specified in the written notice of resignation from the Executive to the Company, or if no date is specified therein, 10 business days after receipt by the Company of written notice of resignation from the Executive.

4.1.3. Notice of Termination for Cause. Termination of the Executive’s employment by the Company for Cause shall be effected by delivery of a written notice of termination from the Company to the Executive, which notice shall specify the event or events set forth in Section 4.2 giving rise to such termination.

4.1.4. Notice of Termination Without Cause. Termination of the Executive’s employment for a Termination Without Cause shall be effected by written notice of termination from the Company to the Executive, specifying a termination date no earlier than 10 business days after the date on which such notice is given.

4.2. Termination for Cause. Termination for “Cause” shall mean termination by the Company of the Executive’s employment because the Executive (a) has been convicted of a crime punishable by imprisonment for more that one year, (b) has failed to perform in all material respects the normal and customary duties required of his position of employment, following a written warning specifying such deficiency and affording the Executive a reasonable period to cure such failure, or (c) has been disloyal to Group, the Company or any of their respective affiliates by assisting transportation competitors of Group, the Company or any of their respective affiliates to the disadvantage of  Group, the Company or any of their respective affiliates by a breach of Section 6 or by otherwise actively assisting such competitors to the disadvantage of Group, the Company or any of their respective affiliates (a “Disloyalty Termination Event”).

4.3. Termination Without Cause. “Termination Without Cause” shall mean any termination by the Company of the Executive’s employment at any time during the Employment Term for any reason other than Cause, death or Permanent Disability.

4.4. Termination by Executive for “Good Reason”. In the event of: (i) a material reduction in the nature or scope of Executive’s position as President and Chief Executive Officer or his authorities, powers, duties, or responsibilities in such capacity; or (ii) a material breach by the Company of its affirmative or negative covenants or undertakings hereunder and such breach shall not be remedied within fifteen (15) days after notice to Company thereof (which notice shall be signed by Executive and refer to a specific breach of this Agreement); then the Executive may at any time by notice terminate Executive’ employment hereunder for “Good Reason”.

4.5.  Release by Executive.  As a condition to receipt of the Severance Payment, on or prior to the 30th day following his termination of employment, the Executive shall execute, deliver and not revoke a release (the “Release”) to the Company and the Group, in a form reasonably requested by the Company, releasing and discharging on behalf of the Executive, his heirs, administrators, executors, agents, or employees, the Company, Group and all other affiliates, divisions, subsidiaries and each of their predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, and all persons acting by, through, under or in concert with any of them (collectively, the “Releasee”) from any and all charges, claims, demands, judgments, actions, causes of action, damages, expenses, costs, attorneys' fees, and liabilities of any kind whatsoever, whether known or unknown, vested or contingent, in law, equity or otherwise, which the Executive ever had, then has, or may hereafter have against a Releasee for or on account of any matter, cause or thing whatsoever which has occurred at any time up to the date of the Release, but excluding any liabilities or obligations of a the Company or Group set forth in this Agreement to the extent such liabilities or obligations survive the termination of the Executive’s employment, and excluding any liabilities or obligations of a Releasee arising out of any indemnity agreement in the Executive’s favor whether contained in such Releasee’s articles of incorporation, bylaws, corporate resolutions or in any employment agreement or arising by operation of law. For the avoidance of doubt, any payments that are conditioned on the timely execution, delivery and non-revocation of a Release as set forth in this Section 4.5, shall be paid to the Executive on the 30th day following the date of the Executive’s termination of employment.

5. PERMANENT DISABILITY

If, prior to the expiration of the Employment Term, the Executive shall fail because of an illness, physical or mental disability or other incapacity for a period of six consecutive months, or for shorter periods aggregating six months during any consecutive twelve-month period, to render the services provided for by this Agreement, then the Company may, by written notice to the Executive after the last day of the six consecutive months of disability or the day on which the shorter periods of disability equal an aggregate of six months, terminate the Executive’s employment for “Permanent Disability”, specifying a termination date no earlier than 10 business days after the date on which such notice is given. The determination of the Executive’s Permanent Disability shall be made by an independent physician who is reasonably acceptable to the Executive and the Company and shall be final and binding and shall be based on such competent medical evidence as shall be presented to it by the Executive or by any physician or group of physicians or other competent medical experts employed by the Executive and/or the Company to advise such independent physician.

6. NONCOMPETITION/NONSOLICITATION AND CONFIDENTIALITY

6.1. Noncompetition/Nonsolicitation. The Executive shall not, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company, Group and any of their subsidiaries: (a) engage in, or acquire  an interest in any entity or enterprise which engages in, any business that is in competition with any business actively conducted by Group, the Company or any of their respective subsidiaries within (i) the counties then served by Group, the Company or their respective subsidiaries as well as adjacent counties, and (ii) any other counties in which Group, the Company or their respective subsidiaries has made a bid within 36 months prior to the Executive’s termination and any adjacent counties in which Group, the Company or their respective subsidiaries conducts business; (b) solicit or endeavor to entice away from Group, the Company or any of their respective subsidiaries any person who is, or was during the then most recent 36-month period, employed by or associated with Group, the Company or any of their respective subsidiaries, or (c) solicit or endeavor to entice away from Group, the Company or any of their respective subsidiaries, or otherwise interfere with the business relationship of Group, the Company or any of their respective subsidiaries with, any person or entity who is, or was within the then most recent 36-month period, a customer, client or prospect of Group, the Company or any of their respective subsidiaries. The obligations of this Section 6.1 shall apply for 18 months, or a period of 24 months if, as of termination of the employment of the Executive, more than a majority of the Common Stock of Group is then owned by the current shareholders of Group, after termination of employment of the Executive as well as during employment and shall be extended by a period of time equal to any period during which the Executive shall be in breach of such obligations.

6.2. Confidentiality. The Executive covenants and agrees with the Company that he will not at any time, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with Group, the Company or any of their respective subsidiaries and affiliates. The term “confidential information” includes information not previously disclosed to the public or to the trade by the Company’s or Group’s management, or otherwise in the public domain, with respect to the Company’s or Group’s or any of their respective affiliates’ or subsidiaries’ products, services, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product or service price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company’s or Group’s products), business plans, prospects or opportunities.

6.3. Exclusive Property. The Executive confirms that all confidential information is and shall remain the exclusive property of Group and the Company. All business records, papers and documents kept or made by the Executive relating to the business of Group, the Company or their respective subsidiaries shall be and remain the property of Group and the Company.

6.4. Injunctive Relief. Without intending to limit the remedies available to Group and the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 6 may result in material and irreparable injury to Group, the Company or their respective affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Group and the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required specifically to enforce any of the covenants in this Section 6. If for any reason a final decision of any court determines that the restrictions under this Section 6 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted, modified or rewritten by such court to include as much of the duration and scope identified in this Section 6 as will render such restrictions valid and enforceable.

7.    GUARANTEES

7.1. Indemnification. In addition to any right to indemnification as provided in the By Laws or Certificate of Incorporation of the Group and/or Company, Group, the Company and each of their subsidiaries, jointly and severally, shall indemnify the Executive and his spouse, heirs, estate, executors and administrators (collectively, the “Indemnitees”) and hold such Indemnitees harmless from and against, and pay and reimburse the Indemnitees for, any and all demands, payments, claims, actions, losses, damages, liabilities, obligations, fines, taxes, deficiencies, costs and expenses (including reasonable attorneys’ fees), whether or not resulting from third-party claims, including interest and penalties with respect thereto, asserted against or incurred or sustained by an Indemnitee in connection with or arising out of any personal guaranty or undertaking by the Executive of any obligation of Group, the Company or any of their subsidiaries (collectively a “Guaranty”).

7.2.           Future Subsidiaries. In the event, Group, the Company or any of their subsidiaries acquires or forms a subsidiary after the date hereof, Group and the Company shall cause such newly acquired or formed subsidiary to execute and deliver a supplement to this Amendment, which supplement shall provide that such newly acquired or formed subsidiary will indemnify the Indemnitees in accordance with Section 7.1 hereof.

8.  [intentionally deleted]

9.    MISCELLANEOUS

9.1. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company or Group, to it at:

Atlantic Express Transportation Corp.
7 North Street
Staten Island, NY 10302
Attention: Corporate Secretary

with a copy to each of:

GSCP III Holdings (AE), LLC
c/o Greenwich Street Capital Partners, Inc.
500 Campus Drive, Suite 220
Florham Park, NJ 07932
Fax: (973) 593-5454
Attention: Peter Frank

To the Executive:

Domenic Gatto
136 Monmouth Road
Monmouth Township, NJ 08831
Fax: (732) 251-5519

with a copy to:

Silverman Sclar Shin & Byrne PLLC
381 Park Avenue South, Suite 1601
New York, NY 10016
Fax: (212) 779-8858
Attention: Peter R. Silverman

Any such notice or communication shall be sent certified or registered mail, return receipt requested, or by facsimile, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt shall determine the time at which notice was given.

9.2. Severability. If a court of competent jurisdiction determines that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) such court shall have the authority to replace such invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

9.3. Assignment. This Agreement shall inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive. Each of Group and the Company may assign this Agreement without prior written approval of the Executive upon the transfer of all or substantially all of its business and/or assets (whether by purchase, merger, consolidation or otherwise), provided that the successor to such business and/or assets shall expressly assume and agree to perform this Agreement.

9.4. Entire Agreement; Amendment. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between or among Group, the Company and the Executive, including the Prior Agreement. The Agreement may be amended at any time by mutual written agreement of the parties hereto.

9.5. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to the Executive in connection with his employment hereunder.

9.6. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of New York without reference to principles of conflict of laws.

9.7. Survival. Articles 4 (relating to early termination), 5 (relating to Permanent Disability) and 6 (relating to noncompetition, nonsolicitation and confidentiality) and Section 8.6 (relating to governing law) shall survive the termination hereof, whether such termination shall be by expiration of the Employment Term or an early termination pursuant to Sections 4 or 5 hereof.

9.8. Headings. Headings to sections in this Agreement are for the convenience of the parties only and are not intended to be a part of or to affect the meaning or interpretation hereof.

9.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10. SECTION 409A.

10.1 General.  The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with Section 409A, including without limitation any such regulations or other guidance that may be issued after the date hereof.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under this Agreement may be subject to Section 409A, the Company may adopt (without any obligation to do so or to indemnify the Executive for failure to do so) such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A.

10.2 Separation from Service under 409A.  Notwithstanding any provision to the contrary in this Agreement:

(a)           No amount shall be payable pursuant to Section 4.1 unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; and

(b)           If the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), including, without limitation, any portion of the additional compensation awarded pursuant to Section 4.1, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A of the Code) or (B) the date of the Executive’s death.  Upon the earlier of such dates, all payments deferred pursuant to this Section 10.2(b) shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein; and

(c)           The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations (and any successor provision thereto); and

(d)           For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to Section 4.1 shall be treated as a right to receive a series of separate and distinct payments.

[signature page follows]

IN WITNESS WHEREOF, the Company and Group have caused this Agreement to be duly executed by their authorized representatives and the Executive has hereunto set his hand, in each case effective as of the day and year first above written.

ATLANTIC EXPRESS TRANSPORTATION GROUP INC.

By:	/s/ Peter Frank
Name: Peter Frank
Title: Chairman of the Board

ATLANTIC EXPRESS TRANSPORTATION CORP.

By:	/s/ Peter Frank
Name: Peter Frank
Title: Chairman of the Board

EXECUTIVE:

By:	/s/ Domenic Gatto
Domenic Gatto